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                                                 Exhibit 99.1
                                                 [LETTERHEAD]


NEWS RELEASE

Contact:

     Raymond J. Pacini, Chief Financial Officer, 714-833-3030 x291

                    KREG ANNOUNCES BOLSA CHICA LITIGATION UPDATE

     NEWPORT BEACH, CALIF. - May 28, 1997 - Koll Real Estate Group, Inc. (NASDAQ:KREG) announced today that the League for Coastal Protection and American Oceans Campaign have agreed to, and have submitted for court approval, a stipulation to dismiss their litigation challenging the Company's residential development plan at Bolsa Chica, which plan was approved by the California Coastal Commission in January 1996. All parties have agreed that the issues of the case are no longer relevant in light of the Company's February 14, 1997 sale of 880 lowlands acres to the California State Lands Commission. Because of this sale, KREG will not build homes in the Bolsa Chica lowlands as part of its residential development plan, and a consortium of state and federal agencies, using escrowed funds from the Ports of Long Beach and Los Angeles, will restore over 1,000 acres of wetlands and habitat at Bolsa Chica.

     In a related matter, KREG announced today that following a hearing on May 27, 1997, the San Diego Superior Court has taken under a submission the matter of Bolsa Chica Land Trust et al v. California Coastal Commission which has challenged the Company's planned development for up to 2,500 homes on the Bolsa Chica mesa. The Court will make a final ruling within the next 90 days. While the Company is hopeful that the court will rule in its favor, the Company does not believe that an adverse ruling would preclude residential development on the Bolsa Chica mesa; however, there can be no assurance in this regard

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May 28, 1997                                                             Page 2


or that an adverse ruling would not result in delays.

     Any forward-looking statements in this press release involve risks and uncertainties. The Company's actual results could differ materially from those currently anticipated in any such forward-looking statements as a result of many factors.

     KREG provides residential and commercial real estate development services on a national and international basis. The Company holds a large residential land inventory in Southern California.

     Editor's Note: Please do not confuse publicly owned Kill Real Estate Group, Inc. with three privately owned and separately operated companies which also carry the Koll name: Koll, which provides a full range of real estate services, including property, facilities and asset management, to clients throughout the United States and Asia; Koll Construction, one of the country's largest multi-service construction firms; and Koll Resorts International, a leading developer of resort communities in Mexico and a consultant for golf and resort development and management in Mexico and the Unites States.

                                    **END**